As filed with the Securities and Exchange Commission on June 10, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Finward Bancorp

(Exact name of registrant as specified in its charter)

Indiana	35-1927981
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9204 Columbia Avenue Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Finward Bancorp 2025 Omnibus Equity Incentive Plan

(Full title of the plan)

David J. Kwait

Senior Vice President, Chief Risk Officer, General Counsel and Secretary

Finward Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

(Name and address of agent for service)

(219) 836-4400

(Telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Finward Bancorp 2025 Omnibus Equity Incentive Plan (the “Plan”) the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Finward Bancorp (the “Registrant”) has filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 31, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 15, 2025;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 27, April 10, and May 29, 2025;

(d)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024; and

(e)

The description of the Registrant’s Common Stock, no par value per share, contained in Exhibit 4.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 30, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Registrant may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Indiana corporation. The Registrant’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and the Registrant’s Restated Articles of Incorporation (the “Finward Articles”) against certain liabilities and expenses. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Finward Articles provide that every person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent, or fiduciary of another foreign or domestic business entity, trust, employee benefit plan, or other for-profit or non-profit entity, will be indemnified by the Registrant against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, provided that (i) such person is wholly successful with respect to the claim, or (ii) if not wholly successful, the person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Registrant or at least not opposed to its best interests, and, for criminal actions, is determined to have had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The indemnification by the Registrant extends to attorneys’ fees, judgments, fines, liabilities, and settlements. The Registrant may also advance expenses for the defense of an eligible indemnified person upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he or she is not entitled to indemnification. In order for a director, officer, employee, or agent to be entitled to indemnification, special legal counsel and the Registrant’s board of directors, acting upon the findings of the special legal counsel, must determine that the person seeking indemnification has met the standards of conduct required by the Finward Articles.

The Registrant also maintains insurance to protect itself and its directors, officers, employees, and agents against expense, liability, or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability, or loss under the IBCL or pursuant to the Finward Articles.

The foregoing is only a general summary of certain aspects of the IBCL and Finward’s Articles and the Amended and Restated By-Laws of the Registrant (the “By-Laws”) dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the IBCL referenced above and Finward’s Articles and By-Laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Restated Articles of Incorporation of Finward Bancorp (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K dated March 2, 2022).

4.2	Amended and Restated By-Laws of Finward Bancorp (Amended and Restated as of November 29, 2022) (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K dated December 2, 2022).

5.1*	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.

23.1*	Consent of Forvis Mazars, LLP.

23.2*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages).

99.1	Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 8-K dated May 29, 2025).

99.2	Form of Incentive Stock Option Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 8-K dated May 29, 2025).

99.3	Form of Non-Qualified Stock Option Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Form 8-K dated May 29, 2025).

99.4	Form of Restricted Stock Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Form 8-K dated May 29, 2025).

99.5	Form of Restricted Stock Units Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 of the Registrant’s Form 8-K dated May 29, 2025).

99.6	Form of Performance Shares Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 8-K dated May 29, 2025).

99.7	Form of Stock Appreciation Rights Award Agreement under Finward Bancorp 2025 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 of the Registrant’s Form 8-K dated May 29, 2025).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munster, Indiana on June 10, 2025.

FINWARD BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Benjamin J. Bochnowski and Benajmin L. Schmitt, and each of them, either of whom may act without the joinder of the other, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments, to this registration statement, including any registration statement filed pursuant to Rule 462(b) which is related to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski	President, Chief Executive Officer (Principal Executive Officer), and Director	June 10, 2025

/s/ Benjamin L. Schmitt
Benjamin L. Schmitt	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 10, 2025

/s/ Joel Gorelick
Joel Gorelick	Chairman of the Board	June 10, 2025

/s/ Martin P. Alwin
Martin P. Alwin	Director	June 10, 2025

/s/ Carolyn M. Burke
Carolyn M. Burke	Director	June 10, 2025

/s/ Jennifer R. Evans
Jennifer R. Evans	Director	June 10, 2025

/s/ Danette Garza
Danette Garza	Director	June 10, 2025

/s/ Amy W. Han
Amy W. Han	Director	June 10, 2025

/s/ Robert E. Johnson, III
Robert E. Johnson, III	Director	June 10, 2025

/s/ Anthony M. Puntillo
Anthony M. Puntillo	Director	June 10, 2025

/s/ Robert W. Youman
Robert W. Youman	Director	June 10, 2025